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                                                                   EXHIBIT 5.1

                  [Milbank, Tweed, Hadley & McCloy Letterhead]




                               August 8, 1997




Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

     Re: Registration Statement on Form S-4
         ----------------------------------

Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on July 2, 1997 (Registration No. 333-30685) and Amendment No.1 thereto filed on August 8, 1997 (as so amended, the "Registration Statement"), in connection with the registration of Senior Subordinated Notes due 2007 (the "Notes") of Station Casino, Inc. (the "Company"). We have examined the Indenture, dated April 3, 1997 (the "Indenture"), between the Company and First Union National Bank, as Trustee (the "Trustee"), under which the Notes are to be issued in exchange for Senior Subordinated Notes due 2007 of the Company which were issued under the Indenture on April 3, 1997 (the "Old Notes"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration and issuance of the Notes in exchange for the Old Notes.

    Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Indenture prior to the issuance of the Notes in exchange for the Old Notes, it is our opinion that the Notes will, upon the issuance of the Notes in exchange for the Old Notes in the manner referred to in the Registration Statement, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or



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Station Casinos, Inc.
August 8, 1997
Page 2


similar laws affecting creditors' rights generally and except as the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under "Legal Matters."


                                  Respectfully submitted,

                                  /s/ MILBANK, TWEED, HADLEY & McCLOY



[KJB/TO]